Exhibit 99.2

UNAUDITED PRO FORMA COMBINED CONDENSED

FINANCIAL INFORMATION

Unless the context otherwise requires, in this exhibit, the terms “SS&C,” the “Company,” “we” and “our” refers to SS&C Technologies Holdings, Inc. and its consolidated subsidiaries, excluding DST. As used in this exhibit, the term “DST” refers to DST Software, Inc. and its subsidiaries, and the “DST acquisition” refers to the proposed acquisition by SS&C of DST and its subsidiaries.

The following unaudited pro forma combined condensed financial information sets forth selected pro forma consolidated financial information for SS&C and is derived from, and should be read in conjunction with, the consolidated financial statements and related notes in our Annual Report on Form 10-K for the year ended December 31, 2017 and in DST’s Annual Report on Form 10-K for the year ended December 31, 2017.

On January 11, 2018, SS&C entered into an acquisition agreement with DST, a global provider of technology-based information processing and servicing solutions. Under the terms of the acquisition agreement, each outstanding share of DST’s common stock will convert into the right to receive $84.00 in cash, for total acquisition consideration of approximately $5.0 billion along with the repayment of certain existing indebtedness and non-cash consideration related to the exchange of share-based awards, for total purchase consideration of approximately $5.7 billion. Following consummation of the transactions contemplated by the DST acquisition agreement, DST will be SS&C’s wholly-owned subsidiary. The unaudited pro forma combined condensed statement of operations reflects the pro forma impact of the following transactions (the “Transactions”) as if they had been completed on January 1, 2017, and the unaudited pro forma combined condensed balance sheet reflects the pro forma impact of the Transactions as if they had been completed on December 31, 2017:

•	the consummation of the DST acquisition;

•	a portion of the assumed issuance of 25,000,000 shares of our common stock in the offering at a price to the public of $50.00 per share;

•	the incurrence of $6.85 billion in debt under our new senior secured credit facilities (the “New Senior Secured Credit Facilities”), which we expect to be comprised of: a senior secured term loan B facility to be made available to SS&C Technologies, Inc., a wholly owned subsidiary of SS&C (“SS&C Technologies”), in an aggregate principal amount equal to $5,046 million; a senior secured term loan B facility to be made available to SS&C European Holdings S.à r.L., a wholly owned subsidiary of SS&C, in an aggregate principal amount equal to $1,800 million as determined by SS&C Technologies; and a senior secured revolving credit facility to be made available to SS&C Technologies in an aggregate principal amount of $250 million, which is expected to be undrawn at the time of closing the DST acquisition;

•	the repayment of $2.22 billion of existing SS&C and DST debt; and

•	the payment and accrual of the expenses and fees related to each of the above.

The unaudited pro forma combined condensed statement of operations for the year ended December 31, 2017 is based upon SS&C’s audited consolidated statement of comprehensive income (loss) for the year ended December 31, 2017, as filed with the SEC in our Annual Report on Form 10-K for the year ended December 31, 2017, combined with the audited consolidated statement of income of DST for the year ended December 31, 2017, as filed with the SEC in DST’s Annual Report on Form 10-K for the year ended December 31, 2017. Pro forma adjustments included therein are based upon available information and assumptions that management believes are reasonable. Such adjustments are estimated and are subject to change. The unaudited pro forma combined condensed statement of operations for the year ended December 31, 2017 depicts the effect of the Transactions as if they had occurred on January 1, 2017. Certain historical financial statement line items for DST and SS&C, have been condensed in the unaudited pro forma combined statement of operations. DST’s costs and expenses and depreciation and amortization have been reclassified into cost of revenues and operating expenses to conform with SS&C’s presentation.

The unaudited pro forma combined condensed balance sheet as of December 31, 2017 is based upon SS&C’s audited consolidated balance sheet as of December 31, 2017, combined with the audited consolidated balance sheet of DST as of December 31, 2017. The unaudited pro forma combined condensed balance sheet is presented as if the Transactions had occurred on December 31, 2017. Pro forma adjustments included therein are based upon available information and assumptions that management believes are reasonable. Such adjustments are estimated and are subject to change. Certain financial statement line items included in DST’s historical presentation have been condensed to conform to corresponding financial statement line items included in SS&C’s historical presentation. DST’s deferred tax assets, interest payable and long-term income taxes payable have been reclassified into deferred income taxes, interest payable and other long-term liabilities, respectively, to conform with SS&C’s presentation.

The DST acquisition is reflected in the unaudited pro forma combined condensed financial statements as a business combination using the acquisition method of accounting, in accordance with ASC 805, Business Combinations, under accounting principles generally accepted in the United States (“GAAP”). Under these accounting standards, the total purchase consideration was calculated as described in Note 2 to the unaudited pro forma combined condensed financial information, and the assets acquired and the liabilities assumed have been presented at their preliminary estimated fair value. For the purpose of measuring the preliminary estimated fair value of the assets acquired and liabilities assumed, management has applied the accounting guidance under GAAP for fair value measurements, using established valuation techniques. This guidance establishes the framework for measuring fair value for any asset acquired or liability assumed under GAAP. Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.

The pro forma adjustments and allocation of purchase price of the DST acquisition are preliminary and are based on management’s estimates of the fair value of the assets acquired and liabilities assumed. The final purchase price allocation will be completed after asset and liability valuations are finalized. This final valuation will be based on the actual net tangible and intangible assets that exist as of the date of the completion of the DST acquisition and related financing transactions. Any final adjustments may change the allocations of purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma combined condensed financial information. In addition, the timing of the completion of the DST acquisition and related financing transactions and other changes in our net tangible and intangible assets prior to the completion of the transactions described above could cause material differences in the information presented.

The unaudited pro forma combined condensed financial information has been compiled in a manner consistent with the accounting policies adopted by SS&C. SS&C is in the process of performing a detailed review of DST’s accounting policies. As a result of that review, SS&C may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the consolidated financial statements of the combined company. Additionally, certain financial information of DST as presented in its historical consolidated financial statements has been reclassified to conform to the historical presentation in SS&C’s consolidated financial statements for purposes of preparation of the unaudited pro forma combined condensed financial information.

The unaudited pro forma combined condensed financial information includes estimated income tax effects. On December 22, 2017, the United States enacted legislation which resulted in significant changes to U.S. tax and related law, including a reduction in the federal corporate income tax rate from 35% to 21% (the rate to be in effect at the date of the acquisition of DST). The effect of this tax rate change was incorporated in estimating the deferred tax liabilities recorded in connection with the acquisition in the unaudited pro forma combined condensed balance sheet as of December 31, 2017. The unaudited pro forma combined condensed statement of operations gives effect to the Transactions as if they had occurred on January 1, 2017 using the applicable U.S. federal corporate income tax rate of 35% for 2017.

The unaudited pro forma combined condensed financial information is provided for informational and illustrative purposes only and does not purport to represent what our actual consolidated results of operations or financial condition would have been had these transactions occurred on the dates assumed, nor is it necessarily indicative of our future consolidated results of operations or financial condition. The pro forma adjustments, as described in the notes to the unaudited pro forma combined condensed financial information, are based on currently available information. Management believes such adjustments are factually supportable, directly attributable to the Transactions, and with respect to the unaudited pro forma combined condensed statement of operations, are expected to have a continuing impact to the combined results.

	Unaudited Pro Forma Combined Condensed Statement of Operations Year Ended December 31, 2017
	Historical SS&C	Historical DST	Reclassifications	DST Acquisition Pro Forma Adjustments		Debt Financing Pro Forma Adjustments		Pro Forma Combined Condensed
	(dollars in thousands, except per share data)
Revenues	$1,675,295	$2,218,176						$3,893,471

Cost of revenues	886,425	—	1,540,214	116,161	(A),(B)			2,542,800

Operating expenses:
Selling & marketing	118,449	—	47,396	10,668	(C)			176,513
Research and development	153,334	—	188,717					342,051
General & administrative	120,174	—	156,659	(11,237	)(G),(H)			265,596
Costs and expenses	—	1,805,037	(1,805,037)					—
Depreciation and amortization	—	127,949	(127,949)					—

Total operating expenses	391,957	1,932,986	(1,540,214)	(569)		—		784,160

Income (loss) from operations	396,913	285,190	—	(115,592)		—		566,511
Interest expense, net	(107,473)	(26,841)				(160,997	)(D),(E),(F)	(295,311)
Other (expense) income, net	(4,484)	219,048						214,564
Equity in earnings of unconsolidated affiliates	—	54,502						54,502
Loss on extinguishment of debt	(2,326)	—						(2,326)

Income (loss) before income taxes	282,630	531,899	—	(115,592)		(160,997)		537,940

(Benefit) provision for income taxes	(46,234)	84,311		(46,526	)(I)	(64,801	)(I)	(73,250)

Income (loss) from continuing operations	$328,864	$447,588	$—	$(69,066)		$(96,196)		$611,190

Basic earnings per share	$1.60							$2.78

Basic weighted average number of common shares outstanding	204,923							219,923	(J)
Diluted earnings per share	$1.55							$2.70

Diluted weighted average number of common and common equivalent shares outstanding	211,632							226,632	(J)

See accompanying notes, including Note 3.

	Unaudited Pro Forma Combined Condensed Balance Sheet As of December 31, 2017
	Historical SS&C	Historical DST	Reclassifications	DST Acquisition Pro Forma Adjustments		Equity Offering Pro Forma Adjustments		Debt Financing Pro Forma Adjustments		Pro Forma Combined Condensed
	(dollars in thousands)
Current Assets
Cash and cash equivalents	$64,057	$80,520		$(5,654,078	)(E),(O)	728,438	(A)	$5,137,997	(B)	$356,934
Funds held for client	—	454,519								454,519
Client fund receivable	—	46,984								46,984
Accounts receivable, net	243,900	363,800								607,700
Prepaid expenses and other current assets	38,742	91,927								130,669
Prepaid income taxes	12,166	—		20,487	(O)			7,290	(C)	39,943
Restricted cash	592	—								592

Total current assets	359,457	1,037,750	—	(5,633,591)		728,438		5,145,287		1,637,341

Investments	—	199,684		34,745	(M)					234,429
Unconsolidated affiliates	—	93,963								93,963
Fixed assets, net	100,956	349,804		(80,157	)(Q)					370,603
Deferred income taxes	2,324	—	16,539	17,641	(K),(M),(R)					36,504
Goodwill	3,707,823	799,053		2,274,281	(J)					6,781,157
Intangible and other assets, net	1,368,956	457,912	(16,539)	2,265,830	(H),(I),(K)					4,076,159

Total assets	5,539,516	2,938,166	—	(1,121,251)		728,438		5,145,287		13,230,156

Current Liabilities:
Current portion of long-term debt	37,863	83,661		(65,000	)(E)			36,296	(D)	92,820
Client funds obligations	—	504,237								504,237
Accounts payable	27,087	101,219								128,306
Income taxes payable	6,031	4,960						(10,991	)(C)	—
Accrued employee compensation and benefits	96,016	137,854		10,000	(P)					243,870
Interest payable	16,425	—	6,873	(6,497	)(O)			(16,156	)(N)	645
Other accrued expenses	55,637	111,041	(6,873)	59,500	(G)					219,305
Deferred revenue	204,601	28,319								232,920

Total current liabilities	443,660	971,291	—	(1,997)		—		9,149		1,422,103
Long-term debt	2,007,332	537,118		(507,853	)(E),(I)			5,196,838	(D)	7,233,435
Other long-term liabilities	118,679	51,614	74,978							245,271
Long-term income taxes payable	—	74,978	(74,978)							—
Deferred income taxes	283,457	61,997		601,174	(L),(Q)			(13,480	)(C)	933,148

Total liabilities	2,853,128	1,696,998	—	91,324		—		5,192,507		9,833,957

Stockholders’ equity:
Preferred stock	—	—								—
Class A common stock	—	—								—
Common stock	2,081	645		(645	)(F)	150	(A)			2,231
Additional paid in capital	2,018,106	112,650		(69,557	)(E),(F)	728,288	(A)			2,789,487
Accumulated other comprehensive (loss) income	(82,655)	1,353		(1,353	)(F)					(82,655)
Retained earnings	766,856	1,489,303		(1,503,803	)(F),(G)			(47,220	)(C)	705,136

	2,704,388	1,603,951	—	(1,575,358)		728,438		(47,220)		3,414,199
Less: cost of common stock in treasury	(18,000)	(362,783)		362,783	(F)					(18,000)

Total stockholders’ equity	2,686,388	1,241,168	—	(1,212,575)		728,438		(47,220)		3,396,199

Total liabilities and stockholders’ equity	$5,539,516	$2,938,166	$—	$(1,121,251)		$728,438		$5,145,287		$13,230,156

See accompanying notes, including Note 4

Note 1 – The Acquisition

On January 11, 2018, SS&C entered into an acquisition agreement with DST Systems, Inc. Under the acquisition agreement, each outstanding share of DST’s common stock will convert into the right to receive $84.00 in cash, for total acquisition consideration of approximately $5.0 billion along with the repayment of certain existing indebtedness and non-cash consideration related to the exchange of share-based awards for total purchase consideration of approximately $5.7 billion. Following consummation of the transaction contemplated by the acquisition agreement, DST will be SS&C’s wholly-owned subsidiary.

We intend to finance our pending acquisition of DST, to repay certain existing indebtedness, to repay certain of DST’s existing indebtedness and to pay related fees and expenses with the following:

•	a portion of the proceeds from the offering of 25,000,000 shares of common stock (at a price to the public of $50.00 per share).

•	the incurrence of $6.85 billion under the New Senior Secured Credit Facilities

Note 2 – Calculation of Estimated Consideration Transferred and Pro Forma Allocation of Consideration to Net Assets Acquired (in thousands)

Within the unaudited pro forma combined condensed financial statements as of December 31, 2017, the acquisition has been accounted for as a business combination under the acquisition method of accounting. Accordingly, the tangible assets and identifiable intangible assets acquired and liabilities assumed have been recorded at fair value, with the remaining purchase price recorded as goodwill. In addition, we have evaluated the treatment of share-based awards that will be exchanged at the acquisition date and determined that a portion of the fair value of the award is attributable to pre-combination services. The fair value attributable to pre-combination services has been included as non-cash consideration.

The following table summarizes the preliminary allocation of consideration to the net assets acquired as if the acquisition of DST had occurred on December 31, 2017:

Purchase of DST’s equity	$5,020,714
Repayment of DST existing indebtedness	575,000
Payment of breakage premium for DST existing indebtedness	51,867

Total cash consideration	$5,647,581

Fair value of replacement awards attributable to pre-combination services	43,093

Total purchase consideration	$5,690,674

Purchase price allocated to:
Cash and cash equivalents	$80,520
Funds held for clients	454,519
Client fund receivable	46,984
Accounts receivable	363,800
Prepaid income taxes	20,487
Prepaid expenses and other current assets	91,927
Investments	234,429
Unconsolidated affiliates	93,963
Fixed assets	269,647
Deferred income taxes	34,180
Intangible and other assets	2,707,203
Goodwill	3,073,334

Assets acquired	$7,470,993

Current portion of long-term debt	$18,661

Client funds obligations	504,237
Accounts payable	101,219
Income taxes payable	4,960
Accrued employee compensation and benefits	147,854
Other accrued expenses	156,041
Deferred revenue	28,319
Long-term debt	29,265
Other long-term liabilities	51,614
Long-term income taxes payable	74,978
Deferred income taxes	663,171

Liabilities assumed	1,780,319

Total purchase price	$5,690,674

The estimated fair values are based on a pro forma acquisition date of December 31, 2017, and are for pro forma and illustrative purposes only. These amounts may not be representative or indicative of the estimated fair values that will be reported to give effect to the acquisition as of the actual acquisition date. Accordingly, the accounting and related amounts may change when they are included in SS&C’s financial statements. We have not yet determined the fair value of certain assets and liabilities, including PP&E; therefore, the carrying value has been used in the preliminary purchase price allocation and in the pro forma financial information.

Note 3 - Pro Forma Adjustments to the Unaudited Pro Forma Combined Condensed Statement of Operations for the Year ended December 31, 2017 (in thousands, except share and per share data)

(A)	Adjustment of $23,160 to record an increase in amortization of acquired purchased technology. The amortization of acquired purchased technology of $52,500 has been calculated based on a new fair value basis of $630,000, amortized over estimated lives of approximately 12 years less historical amortization of $29,340.

(B)	Adjustment of $93,001 to record an increase in amortization of acquired customer relationships. The amortization of acquired customer relationships of $119,375 has been calculated based on a new fair value basis of $1,910,000, amortized over an estimated life of approximately 16 years less historical amortization of $26,374.

(C)	Adjustment of $10,668 to record an increase in amortization of acquired tradenames. The amortization of acquired tradenames of $12,222 has been calculated based on a new fair value basis of $110,000, amortized over an estimated useful life of approximately nine years less historical amortization of $1,554.

(D)	Adjustment of $156,961 to record increased interest expense related to the New Senior Secured Credit Facilities using a weighted average interest rate of 3.8%, which represents the current expected interest rate for the New Senior Secured Credit Facilities which have a variable rate. Total estimated interest expense has been calculated at $279,995 less historical combined interest expense of $123,034. A change of one eighth of one percent (12.5 basis points) in the interest rate, would result in additional annual interest expense (if the interest rate increases) or a reduction to annual interest expense (if the interest rate decreases) of approximately $9,321.

(E)	Adjustment of $3,854 to record increased interest expense related to the amortization of deferred financing fees. The amortization of deferred financing fees has been calculated based on $91,142, amortized over a life of seven years for the New Senior Secured Credit Facilities totaling $13,020, less historical combined amortization of deferred financing fees of $9,166.

(F)	Adjustment of $182 to record an increase in amortization expense related to the amortization of original issue discount (“OID”) on the New Senior Secured Credit Facilities. The amortization of OID has been calculated based on $17,115 amortized over a life of seven years for the New Senior Secured Credit Facilities totaling $2,445 less historical combined OID amortization of $2,263.

(G)	Adjustment of $6,737 to record a decrease in stock compensation expense related to DST’s equity compensation awards. The preliminary fair value of the restricted stock units was determined and will be recognized on a straight line basis over the remaining service period. A portion of the preliminary fair value has been attributed to pre-combination services and included as part of total consideration for the DST acquisition (see Note 2).

(H)	Adjustment of $4,500 to eliminate the impact of non-recurring transaction costs related to the DST acquisition.

(I)	Adjustment of $111,327 to record a benefit for income taxes calculated using a combined statutory tax rate of 40.25%.

(J)	Reflects a portion of the issuance of 25,000,000 shares of common stock at a price to the public of $50.00 per share, as if the offering occurred on January 1, 2017.

Note 4 – Pro Forma Adjustments to the Unaudited Pro Forma Combined Condensed Balance Sheet as of December 31, 2017 (in thousands, except share and per share data)

(A)	An adjustment of $728,438 to record the anticipated net proceeds from a portion of the issuance of 25,000,000 shares of our common stock at a price to the public of $50.00 per share, less underwriting discounts and commissions.

(B)	Adjustment to reflect the net proceeds from the issuance of debt to effect the acquisition of DST as summarized below.

Sources:
New Senior Secured Credit Facility	$6,846,000

Uses:
Repayment of SS&C notes including breakage and accrued interest	$648,946
Repayment of SS&C Term Loan As under existing credit agreement	218,750
Repayment of SS&C Term Loan Bs under existing credit agreement	716,425
New financing costs and OID	123,882

$1,708,003

Adjustment to record net proceeds from the New Senior Secured Credit Facilities	$5,137,997

(C)	Adjustments related to financing fees:

(1)	Adjustment to record deferred financing fees related to the New Senior Secured Credit Facilities and write off existing deferred financing fees.

Long-term debt
Total financing fees	$106,767
Less: bridge fees expensed through retained earnings	(15,625)

Total financing fees capitalized	91,142
Less: elimination of existing deferred financing fees	(24,391)

Total adjustments to long-term debt related to financing fees	$66,751

(2)	Adjustments to prepaid income taxes of $7,290 to record the tax impact related to the expensing of existing deferred financing fees and OID.

Prepaid income taxes
Elimination of existing deferred financing fees, deductible portion	$2,517
Elimination of existing OID	2,310
Break up premium of SS&C notes	13,454
Reclassification	(10,991)

Total adjustments to prepaid income taxes	$7,290

(3)	Adjustments to deferred income taxes to record the tax impact related to the write-off of existing deferred financing fees and bridge fees expensed through retained earnings.

Deferred income taxes
Elimination of existing deferred financing fees	$7,027
Expense fees related to bridge facility	6,453

Total adjustments to deferred income taxes	$13,480

(4)	Adjustments to retained earnings to record the write-off of existing deferred financing fees and OID fees related to the bridge facility, and the break up premium of SS&C’s notes, net of taxes.

Retained earnings
Write-off existing deferred financing fees	$24,391
Related tax impact	(9,544)
Write-off existing OID	6,175
Related tax impact	(2,310)
Expense fees related to bridge facility	15,625
Related tax impact	(6,453)
Break up premium of SS&C notes	32,790
Related tax impact	(13,454)

Total adjustments to retained earnings	$47,220

(D)	Adjustments to reflect the New Senior Secured Credit Facilities to effect the DST acquisition, as summarized below.

New Senior Secured Credit Facilities	$6,846,000
OID	(17,115)

Total proposed borrowings, net of OID	$6,828,885

Repayment of SS&C’s long-term debt, net of OID of $6.2 million	1,529,000
Total financing fees less the write-off of existing financing fees	66,751

Total proposed borrowings, net of OID and financing fees	5,233,134
Repayment of SS&C’s current portion of long-term debt	32,164
Eliminate current portion of proposed borrowings	(68,460)

Pro forma adjustment to non-current portion of long-term debt	$5,196,838

Current portion of proposed borrowings	68,460
Repayment of SS&C’s current portion of long-term debt	(32,164)

Pro forma adjustment to current portion of long-term debt	$36,296

(E)	Represents total consideration to be transferred for the acquisition of DST:

Purchase of DST’s equity	$5,020,714
Repayment of DST’s existing indebtedness, of which $65,000 is current	575,000
Payment of breakage premium for DST existing indebtedness	51,867

Cash consideration	$5,647,581

Fair value of replacement awards attributable to pre-combination services (non-cash increase to additional paid-capital)	43,093

Total purchase consideration	$5,690,674

(F)	To reflect the elimination of DST’s common stock of $645, additional paid-in capital of $112,650, accumulated other comprehensive income of $1,353, treasury stock of $362,783 and retained earnings of $1,489,303.

(G)

Adjustment of $59,500 to recognize estimated transaction fees related to the DST acquisition. An adjustment of $45,000 represents the assumption of estimated seller transaction fees that will be incurred prior to the acquisition. An adjustment of $14,500 represents estimated transaction fees that will be incurred by us for the DST acquisition, which are not expected to be tax deductible. However, the evaluation of the deductibility of the transaction costs, and the ability to utilize such benefits, is preliminary and subject to change.

(H)	Represents the adjustments to record DST’s identified intangible assets at fair value. The fair value estimate for identifiable intangible assets is preliminary and is determined based on the assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). The final fair value determination for identified intangibles may differ from this preliminary determination.

Purchased technology	$630,000
Customer relationships	1,910,000
Trademarks	110,000

Total intangible assets	$2,650,000

Elimination of DST’s historical net intangible asset balances	(283,128)

Pro forma adjustment to intangible assets	$2,366,872

(I)	An adjustment of $3,579 to eliminate DST’s historical deferred financing fees associated with their existing indebtedness that will be repaid in connection with the acquisition, of which $1,432 was included in intangible and other assets, net and $2,147 was included in long-term debt.

(J)	An adjustment of $2,274,281 to increase goodwill to reflect the excess of the purchase price over the preliminary fair value of net assets acquired of $3,073,334 less historical goodwill of $799,053.

(K)	An adjustment of $99,610 to record a fair value adjustment for DST’s historical unamortized customer payments, and to create a deferred tax asset for the related tax effect of $25,401.

(L)	An adjustment of $612,339 to reflect a net increase to deferred tax liabilities resulting from the fair value adjustments to acquired intangible assets based on an estimated combined U.S. federal and state statutory tax rate of 25.5% totaling $675,750 less DST’s historical deferred tax liability of $63,411. Estimates of deferred income tax balances are preliminary and subject to change based on management’s final determination of the fair value of assets acquired and liabilities assumed.

(M)	An adjustment of $34,745 to investments and the tax effects of $8,860 to reflect the cumulative effect adjustment of DST’s private equity funds and other investments currently accounted for under the cost method, as well as DST’s available-for-sale securities, to be measured at fair value.

(N)	An adjustment of $16,156 to pay off the accrued interest on the SS&C senior notes.

(O)	An adjustment to pay off the accrued interest of $6,497 and the break up premium of $51,867 on the DST notes as well as the tax effects of $20,487.

(P)	An adjustment of $10,000 to record the pre-acquisition severance expenses related to change of control provisions for DST executives.

(Q)	An adjustment of $80,157 to eliminate DST’s historical developed software recorded within Fixed Assets, net which was included in the Company’s preliminary valuation of purchased technology and an adjustment of $11,165 to eliminate DST’s historical deferred tax liability.

(R)	An adjustment of $1,100 to record the net tax effects to establish a deferred tax asset of $10,989 related to the fair value of replacement awards attributable to pre-combination services offset by the elimination of $9,889 related to the historical DST deferred tax asset on share-based compensation.

Note 5 – Items not Included or Excluded

The unaudited pro forma combined condensed statement of operations does not include any expected cost savings which may be achievable or which may occur subsequent to the DST acquisition, or the impact of any non-recurring activity and one-time transaction related costs, including acquisition costs that were incurred subsequent to December 31, 2017. The unaudited pro forma combined condensed statement of operations includes approximately $190 million of gain recorded as a component of Other Income, net in the 2017 historical DST consolidated statement of income related to the acquisitions of the remaining 50% joint venture ownership interests in Boston Financial Data Services and International Financial Data Services U.K. Limited in March 2017 from State Street Corporation. In addition, the unaudited pro forma combined condensed financial information also excludes the remaining proceeds from this offering of 25,000,000 shares of common stock which will be used for general corporate purposes.